EXHIBIT 99.1

News Release

First Solar, Inc. Announces Preliminary Third Quarter 2015 Financial Results

•	Record Quarterly Net sales of $1.3 billion

•	Preliminary Quarterly GAAP earnings per fully diluted share of $3.38

•	Cash and marketable securities of $1.8 billion, net cash of $1.5 billion

•	Raise preliminary 2015 EPS guidance to $4.30 to $4.50

•	Record 1.7GWdc of new bookings; Record annual bookings of 3.1GWdc year-to-date

TEMPE, Ariz., Oct 29, 2015 - First Solar, Inc. (Nasdaq: FSLR) today announced preliminary financial results for the third quarter of 2015. The Company expects to release complete condensed consolidated financial results and file its Quarterly Report on Form 10-Q on or prior to November 9th, 2015.
The Company is issuing preliminary results while it completes its analysis of a discrete income tax matter related to a foreign jurisdiction. The Company believes that based on its preliminary analysis, the tax matter could have an adverse financial impact of up to $40 million. Preliminary results are being issued pending the determination of the financial impact of this matter, if any.
Preliminary Financial Results
Net sales were $1.3 billion in the quarter, an increase of $375 million from the second quarter of 2015. The increase in net sales from the prior quarter resulted primarily from initial revenue recognition on the sale of a majority interest in the partially constructed Desert Stateline project. In addition revenue increased due to higher third party module sales and an increase in systems revenue across multiple projects.
The Company reported preliminary third quarter GAAP earnings per fully diluted share of $3.38, compared to $0.93 in the prior quarter. The sequential increase in net income was due to higher gross margins associated with the majority sale of the Desert Stateline project, improvements in systems project costs and a decrease in our module collection and recycling obligation, which reduced cost of sales by $70 million and operating expenses by $10 million.
Cash and marketable securities at the end of the third quarter were approximately $1.8 billion, an increase of approximately $34 million compared to the prior quarter. Cash flows from operations were $21 million in the third quarter. The increase in cash and marketable securities during the quarter was primarily due to cash received related to the majority sale of the Desert Stateline project, partially offset by continued project construction on balance sheet.
“We had tremendous execution in the third quarter from both a financial and bookings perspective” said Jim Hughes, CEO of First Solar. “We have now exceeded our book-to-bill target for the year, booked over 1GWdc of volume with deliveries after 2016, achieved strong quarterly earnings and have significantly raised our full year earnings guidance. We remain confident in our long term strategy and our ability to execute successfully.”

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The Company also provided preliminary updated guidance for 2015. The following guidance is preliminary pending the determination of the financial impact of the tax matter discussed previously.

2015 Guidance Update	Prior	Current
Net Sales	$3.5B to $3.6B	Unchanged
Gross Margin %[1]	21% to 22%	24% to 25%
Operating Expenses[1]	$415M to $425M	$395 to $405
Operating Income[1]	$330M to $370M	$450M to $490M
Effective Tax Rate[4]	2% to 5%	4% to 6%
Earnings per Share[1,4]	$3.30 to $3.60	$4.30 to $4.50
Net Cash Balance[2,4]	$1.2B to $1.4B	$1.3B to $1.4B
Capital Expenditures	$175M to $200M	Unchanged
Working Capital[3]	$1.1B to $1.3B	$1.1B to $1.2B
Shipments	2.8GW to 2.9GW	Unchanged

1.	Includes $80M benefit ($70M Gross Margin, $10M Opex) for a reduction in EOL obligation. EPS impact is $0.60

2.	Cash & Marketable securities less debt at end of 2015

3.	Expected increase in working capital from December 31, 2014

4.	Excludes impact of up to $40 million related to pending tax matter

First Solar has scheduled a conference call for today, October 29, 2015 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call is available at http://investor.firstsolar.com/events.cfm.
An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will remain available until Thursday, November 5, 2015 at 7:30 p.m. ET and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 3562138. A replay of the webcast will be available on the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar's renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and guidance resulting from the pending tax matter described in this release, including our assessment of the likelihood and amount of penalties that may be imposed on us (which penalties, if any, could cause the estimated financial impact to be significantly greater than the estimate provided in this release); our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs (including estimated future module collection and recycling costs), warranties, solar module efficiency and balance of systems cost reduction roadmaps, restructuring, product reliability, investments in unconsolidated affiliates and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct PV solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as "estimate," "expect," "anticipate,"

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"project," "plan," "intend," "believe," "forecast," "foresee," "likely," "may," "should," "goal," "target," "might," "will," "could," "predict," "continue" and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: "Risk Factors," of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC.
Contacts
First Solar Investors
Steve Haymore
+1 602 414-9315
stephen.haymore@firstsolar.com
First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

PRELIMINARY	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,189,703	$1,482,054
Marketable securities	619,814	509,032
Accounts receivable trade, net	328,927	135,434
Accounts receivable, unbilled and retainage	241,119	76,971
Inventories	379,183	505,088
Balance of systems parts	104,392	125,083
Deferred project costs	98,421	29,354
Deferred tax assets, net	78,092	91,565
Notes receivable, affiliate	1,279	12,487
Prepaid expenses and other current assets	210,399	202,151
Total current assets	3,251,329	3,169,219
Property, plant and equipment, net	1,330,054	1,419,988
PV solar power systems, net	93,420	46,393
Project assets and deferred project costs	1,030,436	810,348
Deferred tax assets, net	264,200	222,326
Restricted cash and investments	403,160	407,053
Investments in unconsolidated affiliates and joint ventures	299,103	255,029
Goodwill	84,985	84,985
Other intangibles, net	112,470	119,236
Inventories	108,558	115,617
Notes receivable, affiliates	17,754	9,127
Other assets	65,173	61,670
Total assets	$7,060,642	$6,720,991
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$303,593	$214,656
Income taxes payable	2,028	1,727
Accrued expenses	412,167	388,156
Current portion of long-term debt	34,082	51,399
Billings in excess of costs and estimated earnings	74,102	195,346
Payments and billings for deferred project costs	22,699	60,591
Other current liabilities	43,035	88,702
Total current liabilities	891,706	1,000,577
Accrued solar module collection and recycling liability	164,304	246,307
Long-term debt	251,395	162,074
Other liabilities	332,392	284,546
Total liabilities	1,639,797	1,693,504
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 100,919,021 and 100,288,942 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	101	100
Additional paid-in capital	2,734,161	2,697,558
Accumulated earnings	2,658,092	2,279,689
Accumulated other comprehensive income	28,491	50,140
Total stockholders’ equity	5,420,845	5,027,487
Total liabilities and stockholders’ equity	$7,060,642	$6,720,991

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
PRELIMINARY	2015	2014	2015	2014
Net sales	$1,271,245	$889,310	$2,636,671	$2,383,821
Cost of sales	786,880	700,023	1,948,842	1,865,098
Gross profit	484,365	189,287	687,829	518,723
Operating expenses:
Research and development	29,630	37,593	93,865	109,025
Selling, general and administrative	53,716	66,528	192,305	182,859
Production start-up	3,198	1,406	16,818	1,897
Total operating expenses	86,544	105,527	302,988	293,781
Operating income	397,821	83,760	384,841	224,942
Foreign currency (loss) gain, net	(3,726)	169	(7,674)	(389)
Interest income	5,322	4,297	16,444	13,151
Interest expense, net	(1,775)	(89)	(2,795)	(1,429)
Other expense, net	(1,678)	(2,476)	(3,729)	(5,416)
Income before taxes and equity in earnings of unconsolidated affiliates	395,964	85,661	387,087	230,859
Income tax (expense) benefit	(49,644)	7,108	(10,324)	(19,579)
Equity in earnings of unconsolidated affiliates, net of tax	(115)	(4,345)	1,640	(6,321)
Net income	$346,205	$88,424	$378,403	$204,959
Net income per share:
Basic	$3.43	$0.88	$3.76	$2.05
Diluted	$3.38	$0.87	$3.72	$2.02
Weighted-average number of shares used in per share calculations:
Basic	100,906	100,197	100,713	99,981
Diluted	102,299	101,415	101,845	101,686

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